Exhibit 99.2

Invest in tomorrow ’ s stars. Today. FOURTH QUARTER 2018 GSV Capital financial data as of 12/31/2018; Market data as of 12/31/2018, unless otherwise noted

Invest in tomorrow ’ s stars. Today. This presentation contains forward - looking statements that involve substantial risks and uncertainties . All forward - looking statements included in this presentation are made only as of the date hereof and are subject to change without notice . Actual outcomes and results could differ materially from those suggested by this presentation due to the impact of many factors beyond the control of GSV Capital Corp . ( “ GSVC ” ), including those listed in the "Risk Factors" sections of our filings with the Securities and Exchange Commission ( “ SEC ” ) . GSVC assumes no obligation to update or revise any such forward - looking statements unless required to do so by law . Certain information discussed in this presentation (including information relating to portfolio companies) was derived from third - party sources and has not been independently verified . GSVC makes no representation or warranty with respect to this information . The following slides contain summaries of certain financial and statistical information about GSVC . The information contained in this presentation is summary information intended to be considered in connection with review of our SEC filings and other public announcements we may make, by press release or otherwise, from time to time . We undertake no duty or obligation to publicly update or revise the information contained in this presentation unless required to do so by law . In addition, information related to past performance, while it may be helpful as an evaluative tool, is not indicative of future results, the achievement of which cannot be assured . You should not view the past performance of GSVC or any of its portfolio companies, or information about the market, as indicative of GSVC’ s or any of its portfolio companies ’ future results . The performance data stated herein may have been due to extraordinary market or other conditions, which may not be duplicated in the future . Current performance may be lower or higher than the performance data quoted . This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities of GSVC . 2 Forward - Looking Statements

Invest in tomorrow ’ s stars. Today. 3 4 th Quarter 2018 NAV • Net Assets of $195.4 million, or $9.89 per share, as of December 31, 2018 $9.64 $9.99 $10.46 $10.58 $9.89 4Q17 1Q18 2Q18 3Q18 4Q18

Invest in tomorrow ’ s stars. Today. Transition to Internally Managed Structure Internally Managed BDC Will Reduce Costs and Drive Additional Shareholder Value 4 • Transition is consistent with a commitment to implement shareholder - supportive initiatives , including but not limited to: the Share Repurchase Program, a reduction in operating expenses, and adjustments to GSVC’s fee structure • An internally managed structure will eliminate both the management fees and incentive fees o This transition is expected to provide both an immediate uplift to NAV by eliminating currently accrued incentive fees and a long - term uplift to NAV by eliminating on - going management fees and incentive fees • Structural shift affords GSVC a greater degree of operating leverage as increasing AUM will not coincide with a proportional increase in operating expenses

Invest in tomorrow ’ s stars. Today. 5 Investment Activity: Lime Subsequent to Year - End Today Private Investors Description Lime is a micro - mobility solution that will help people move around their cities in an affordable and convenient way while eliminating their carbon footprint Thesis As micro - mobility becomes a megatrend that shapes the way people travel in cities, we believe Lime is best positioned to capture the greatest market share • GSVC Investment : $ 10 . 0 M • Riders have taken more than 35 million trips on Lime vehicles and their fleet has grown to include e - assist bikes, electric scooters and even transit pods • Lime is significantly helping to reduce the reliance on personal cars with approximately 20% of Lime riders globally using the service to connect

Invest in tomorrow ’ s stars. Today. 6 Investment Activity: Nextdoor Follow - On Investment in Q4 2018 Today Private Investors Description Nextdoor is the trusted social infrastructure for a community. From finding a lost dog, to reporting suspicious behavior, the platform is a community’s digital foundation for its social and commerce needs Thesis Nextdoor’s market opportunity is about capturing the hyper - local. We estimate Nextdoor sits in a $100+ billion global market at the intersection of regional service providers, local retailers, and national advertisers • GSVC Investment : $ 10 . 0 M • Nextdoor has the ability to exploit its hyper - local network effects to deepen the engagement it has in over 200,000 neighborhoods across seven countries

Invest in tomorrow ’ s stars. Today. 6 Top 5 Positions = 59.0% of Total Portfolio as a Percentage of Total Portfolio (Excluding Treasuries) at Fair Value as of 12/31/18 7 Fair Value ($ in millions) % of Total Portfolio 5 $15.6 7.9% 4 $17.9 9.0% 3 $23.1 11.6% 2 $26.7 13.4% 1 $34.1 17.1% • GSV Capital’s top five positions account for approximately 59.0% of the total portfolio at fair value, excluding treasuries, as of 12/31/18. Including Course Hero, these positions account for approximately 66.1% of the total portfolio at fair value • By comparison, the weighting of the top 10 positions at the same time last year was approximately 69.2% of the portfolio at fair value, excluding treasuries $14.1 7.1% Anticipated 2019 - 2020 IPO Anticipated 2019 IPO

Invest in tomorrow ’ s stars. Today. Key Investment Themes as a Percentage of Total Portfolio (Excluding Treasuries) at Fair Value as of 12/31/18 (1) 8 26.1% 32.4% 21.0% 20.1% (1) “ Sustainability” investment theme accounts for 0.4% of Total Portfolio at Fair Value as of 12/31/2018.

Financial Highlights

For the Quarter and Fiscal Year Ended December 31, 2018

	Fourth Quarter 2018		Fiscal Year 2018	
	Dollars *($ in millions)*	Per Share	Dollars *($ in millions)*	Per Share
Net Assets at Beginning of Period	$213.4	10.58	$204.8	$9.64
Net Investment Income/(Loss)	$1.7	$0.08	($7.6)	($0.37)
Net Realized Gain/(Loss)(1)	$0.1	$0.01	($7.8)	($0.38)
Net Change in Unrealized Appreciation/(Depreciation) of Investments	($22.5)	($1.13)	$9.6	$0.47
Adjustment to Provision for Taxes on Net Unrealized Change of Investments	$5.5	$0.27	$6.7	$0.33
Repurchase of Common Stock(2)	($2.8)	$0.08	($10.3)	$0.20
Net Assets at December 31, 2018	$195.4	$9.89	$195.4	$9.89

(1) Includes realized loss on the partial repurchase of the 5.25% Convertible Senior Notes due September 15, 2018 of ($397,846) during the year-ended 12/31/2018.

(2) During the quarter ended December 31, 2018, the Company repurchased 412,308 shares of GSV Capital common stock for approximately $2.8 million in cash under its Share Repurchase Program. During the year ended December 31, 2018, the Company repurchased 1,483,698 shares of GSV Capital common stock for approximately $10.3 million in cash. The use of cash in connection with the repurchases decreased net asset value as of period end; however, the reduction in shares outstanding as of period end resulted in a net increase in the net asset value per share.

GSV Capital Corp.

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Invest in tomorrow ’ s stars. Today. 10 Number of Shares Cash Used 412,308 $2.8M Share Repurchase Program – Fourth Quarter 2018 Since commencement of the Share Repurchase Program in August 2017, GSVC has repurchased nearly 11% of its then - outstanding shares Share Repurchase Program – Since Inception Number of Shares Cash Used 2,418,356 $15.2M Share Repurchase Program

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